Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table presents selected unaudited pro forma condensed combined financial information about FNF’s consolidated balance sheet and statements of earnings, after giving effect to the merger with LPS. The information under “Unaudited Pro Forma Condensed Combined Balance Sheet Data” in the table below gives effect to the merger as if it had been consummated on June 30, 2013. The information under “Unaudited Pro Forma Condensed Combined Statement of Earnings Data” in the table below gives effect to the merger as if it had been consummated on January 1, 2012, the beginning of the earliest time period presented. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. generally accepted accounting principles (“GAAP”), which is subject to change and interpretation.

FNF has been treated as the acquirer of LPS for accounting purposes. FNF prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting. FNF will allocate the purchase price to the fair value of LPS’ tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment.

The historical condensed consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of earnings, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following, which are attached as an exhibit to the 8-K into which this exhibit is incorporated by reference:

•	separate historical financial statements of FNF as of and for the six months ended June 30, 2013 and the related notes included in FNF’s Quarterly Report on Form 10-Q for the six-month period ended June 30, 2013,

•	separate historical financial statements of FNF as of and for the year ended December 31, 2012 and the related notes included in FNF’s Annual Report on Form 10-K for the year ended December 31, 2012,

•	separate historical financial statements of LPS as of and for the six months ended June 30, 2013 and the related notes for the six-month period ended June 30, 2013 attached as Exhibit 99.4 to the 8-K into which this exhibit is incorporated by reference, and

•	separate historical financial statements of LPS as of and for the year ended December 31, 2012 and the related notes for the year ended December 31, 2012 attached as Exhibit 99.3 to the 8-K into which this exhibit is incorporated by reference.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. Transactions between FNF and LPS during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated. In addition, the unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes.

The acquisition accounting prepared under GAAP is dependent upon certain valuations and other studies that are ongoing and are not yet at a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger or the costs to integrate the operations of FNF and LPS or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Condensed Combined Balance Sheet Data

As of June 30, 2013

(in millions)

	FNF	LPS	Pro Forma Adjustments		Pro Forma Combined
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$3,101	$82	$—		$3,183
Preferred stock available for sale, at fair value	166	—	—		166
Equity securities available for sale, at fair value	150	—	—		150
Investments in unconsolidated affiliates	384	—	—		384
Other long-term investments	158	—	—		158
Short-term investments	22	—	—		22

Total investments	3,981	82	—		4,063
Cash and cash equivalents	1,285	142	(537	)(a)	890
Trade and notes receivables	490	248	—		738
Goodwill	1,883	1,109	1,320	(b)	4,312
Prepaid expenses and other assets	691	109	(39	)(c)	761
Capitalized software, net	35	262	198	(d)	495
Other intangible assets, net	643	39	1,288	(e)	1,970
Title plants	374	120	—		494
Property and equipment, net	633	122	—		755

Total assets	$10,015	$2,233	$2,230		$14,478

Liabilities and Equity
Liabilities:
Accounts payable and accrued liabilities	$1,166	$235	$(5	)(f)	$1,396
Legal and regulatory accrual	45	89	—		134
Notes payable	1,345	1,068	980	(g)	3,393
Reserve for title claim losses	1,717	61	—		1,778
Secured trust deposits	653	—	—		653
Deferred revenue	76	81	(41	)(h)	116
Income taxes payable	46	(18)	(14	)(i)	14
Deferred tax liability	133	106	431	(j)	670

Total liabilities	5,181	1,622	1,351		8,154
Equity:
Common stock	—	—	—		—
Preferred stock	—	—	—		—
Additional paid-in capital	4,057	245	568	(k)	4,870
Retained earnings	1,005	751	(775	)(l)	981
Accumulated other comprehensive earnings (loss)	10	(3)	3	(m)	10
Less: treasury stock	(692)	(382)	382	(m)	(692)

Total stockholders’ equity	4,380	611	178		5,169
Noncontrolling interest	454	—	701	(v)	1,155

Total equity	4,834	611	879		6,324

Total liabilities and equity	$10,015	$2,233	$2,230		$14,478

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined Statement of Earnings Data

For the Six Months Ended June 30, 2013

(In millions, except per share data)

	FNF	LPS	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Direct title insurance premiums	$905	$150	$—		$1,055
Agency title insurance premiums	1,149	16	(2	)(n)	1,163
Escrow, title-related and other fees	924	774	(17	)(n)	1,681
Auto parts revenue	568	—	—		568
Restaurant revenue	701	—	—		701
Interest and investment income	70	1	—		71
Realized gains and losses, net	3	(1)	—		2

Total revenues	4,320	940	(19)		5,241
Expenses:
Personnel costs	1,065	346	(14	)(p)	1,397
Agent commissions	870	13	(2	)(n)	881
Other operating expenses	691	372	(23	)(n),(q)	1,040
Cost of auto parts revenue	481	—	—		481
Cost of restaurant revenue	597	—	—		597
Depreciation and amortization	68	53	54	(r)	175
Provision for title claim losses	144	10	—		154
Interest expense	44	27	7	(s)	78

Total expenses	3,960	821	22		4,803
Earnings from continuing operations before income taxes and equity in loss of unconsolidated entities	360	119	(41)		438
Income tax expense on continuing operations	118	44	(15	)(t)	147
Equity in loss of unconsolidated entities	(6)	—	—		(6)

Earnings from continuing operations, net of tax	236	75	(26)		285
Loss from discontinued operations, net of tax	(2)	(2)	—		(4)

Net earnings	234	73	(26)		281
Less: Net earnings attributable to noncontrolling interests	6	—	25	(v)	31

Net earnings from continuing operations attributable to FNF/LPS common shareholders	$228	$73	$(51)		$250

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined Statement of Earnings Data

For the Year Ended December 31, 2012

(In millions, except per share data)

	FNF	LPS	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Direct title insurance premiums	$1,732	$348	$2	(n)	$2,082
Agency title insurance premiums	2,101	26	(16	)(n)	2,111
Escrow, title-related and other fees	1,675	1,624	(35	)(n)	3,264
Auto parts revenue	418	—	—		418
Restaurant revenue	909	—	—		909
Interest and investment income	144	2	—		146
Realized gains and losses, net	187	(11)	3	(o)	179

Total revenues	7,166	1,989	(46)		9,109
Expenses:
Personnel costs	1,863	704	12	(p)	2,579
Agent commissions	1,599	21	(14	)(n)	1,606
Other operating expenses	1,288	912	(35	)(n)	2,165
Cost of auto parts revenue	350	—	—		350
Cost of restaurant revenue	774	—	—		774
Depreciation and amortization	105	97	115	(r)	317
Provision for title claim losses	279	20	—		299
Interest expense	74	88	9	(s)	171

Total expenses	6,332	1,842	87		8,261
Earnings from continuing operations before income taxes and equity in earnings of unconsolidated entities	834	147	(133)		848
Income tax expense on continuing operations	247	68	(50	)(t)	265
Equity in earnings of unconsolidated entities	10	—	—		10

Earnings from continuing operations, net of tax	597	79	(83)		593
Earnings (loss) from discontinued operations, net of tax	15	(9)	(3	)(u)	3

Net earnings	612	70	(86)		596
Less: Net earnings attributable to noncontrolling interests	5	—	(1	)(v)	4

Net earnings from continuing operations attributable to FNF/LPS common shareholders	$607	$70	$(85)		$592

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments.

Unaudited Comparative Per Share Data

Presented below are FNF’s and LPS’ historical per share data and unaudited pro forma combined per share data for the six months ended June 30, 2013 and for the year ended December 31, 2012. This information should be read together with the consolidated financial statements and related notes of FNF and LPS that are incorporated by reference in this document and with the unaudited pro forma combined financial data included in this section presented above. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed on January 1, 2012, the beginning of the earliest period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The pro forma earnings per share of the combined company is computed by dividing the pro forma net earnings attributable to common shareholders by the pro forma weighted average number of shares outstanding.

Unaudited Pro Forma Per Share Data

For the Six Months Ended June 30, 2013

(In millions, except per share data)

	FNF	LPS	Pro Forma Adjustments		Pro Forma Combined
Net earnings per share — basic, attributable to FNF/LPS common shareholders	$1.01	$0.86	$(0.90)		$0.97

Weighted average shares outstanding — basic	225	85	(52	)(w)	258

Net earnings per share — diluted, attributable to FNF/LPS common shareholders	$0.99	$0.86	$(0.90)		$0.95

Weighted average shares outstanding — diluted	230	85	(52	)(w)	263

Unaudited Pro Forma Per Share Data

For the Year Ended December 31, 2012

(In millions, except per share data)

	FNF	LPS	Pro Forma Adjustments		Pro Forma Combined
Net earnings per share — basic, attributable to FNF/LPS common shareholders	$2.74	$0.83	$(1.24)		$2.33

Weighted average shares outstanding — basic	221	85	(52	)(w)	254

Net earnings per share — diluted, attributable to FNF/LPS common shareholders	$2.68	$0.83	$(1.22)		$2.29

Weighted average shares outstanding — diluted	226	85	(52	)(w)	259

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1. Description of Transaction

Merger Agreement

On May 28, 2013, FNF and Merger Sub entered into a merger agreement with LPS. Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into LPS, with LPS surviving as a subsidiary of FNF. Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each share of LPS common stock issued and outstanding as of immediately prior to the effective time of the merger (other than (i) shares owned by LPS, its subsidiaries, FNF or Merger Sub and (ii) shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law) will be converted into the right to receive (i) in cash, as the same may be increased pursuant to the merger agreement, and (ii) a fraction of a share of FNF common stock equal to the exchange ratio, as it may be adjusted pursuant to the merger agreement.

Financing

FNF has obtained the financing commitments for the transactions contemplated by the merger agreement, the proceeds of which will be used by FNF to pay the cash portion of the aggregate merger consideration and the related costs, fees and expenses. In connection with the merger, FNF will contribute the business of its subsidiary, ServiceLink, Inc. (“ServiceLink”), to Black Knight Financial Services, LLC (“BKFS”) and each of ServiceLink and BKFS will become a wholly-owned subsidiary of BKFS. Additionally, on July 11, 2013, FNF entered into a term loan credit agreement with Bank of America, N.A. as administrative agent and the other financial institutions party thereto, pursuant to which the lenders have committed to provide a $1.1 billion senior unsecured delayed draw term loan facility and, on June 25, 2013, FNF entered into an amendment to replace its existing senior unsecured revolving facility with a third amended and restated $800 million senior unsecured revolving facility. The facilities replace a portion of the financing commitments noted above. FNF expects to enter into an amendment to its term loan facility and a further amendment to its revolving facility to permit indebtedness to be incurred under the bridge facility described below. (See (a) and (s) in Note 6, Pro Forma Adjustments).

In connection with the merger agreement, FNF entered into an equity commitment letter and stock purchase agreement with Thomas H. Lee Partners, L.P. (“THL”) pursuant to which THL agreed to make the initial equity commitment. The proceeds of the initial equity commitment were to be used to finance a portion of the aggregate merger consideration and related costs, fees and expenses. However, we expect LPS to consent to the termination of the equity commitment letter, stock purchase agreement and the initial equity commitment. It is now contemplated that, subsequent to the consummation of the merger and the implementation of an internal reorganization, THL will purchase a minority interest in BKFS for an amount equal to 35% of the issued and outstanding equity interests of LPS and ServiceLink.

The initial equity commitment is being replaced by a debt financing commitment letter (the “Bridge Commitment Letter”) FNF expects to enter into with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. The Bridge Commitment Letter provides for an $800 million bridge facility. Pursuant to the Bridge Commitment Letter, we will enter into a promissory note with the bridge facility lenders on the funding date that will include the terms of the bridge facility and will incorporate applicable terms from the term loan facility, as amended by the amendment discussed above. The proceeds of the loans under the bridge facility will be used to fund, in part, the cash consideration for the merger and pay certain costs, fees and expenses in connection with the merger. Funding under the bridge facility is conditioned on entry into the amendments to the term loan and the revolving facility amendment discussed above.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of FNF and LPS. The acquisition method of accounting is based on Accounting Standard Code 805, Business Combinations (“ASC 805”), and uses the fair value concepts defined in ASC 820, Fair Value Measurements (“ASC 820”). Certain reclassifications have been made to the historical financial statements of LPS to conform to FNF’s presentation. Included in these reclassifications on the Unaudited Pro Forma Condensed Combined Balance Sheet were adjustments to convert the LPS balance sheet to an unclassified presentation, and presentation of LPS’ fixed maturities available for sale, title plants and reserve for title claim losses on a separate line. On the Unaudited Pro Forma Condensed Combined Statements of Earnings, reclassifications included presentation of LPS’ title premiums from direct agency operations, personnel costs and provision for title claim losses on a separate line item.

ASC 805 requires that most assets acquired and liabilities assumed be recognized at their fair values as of the date of the merger. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price; this particular requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, FNF may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect FNF’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that others applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the closing of the merger at their respective fair values and added to those of FNF. Financial statements and reported results of operations of FNF issued after the closing of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of LPS.

Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation and other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by FNF are estimated to be approximately $95 million, including $15 million of debt issuance costs which FNF expects to capitalize. The estimated acquisition-related transaction costs are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and cash equivalents of $68 million, an increase to other intangible assets of $15 million, a decrease to income taxes payable of $19 million, calculated at a 38% estimated effective income tax rate, and a decrease to retained earnings of $34 million, net of tax. Actual non-recurring transaction costs of $6 million incurred during the six months ended June 30, 2013 have been eliminated in the Pro Forma Condensed Combined Statements of Earnings (Note 6, item (p)) as prescribed by Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial statements do not reflect any acquisition-related restructuring charges to be incurred in connection with the merger. These costs will be expensed as incurred.

In connection with the merger, the vesting of certain share-based awards granted under the existing LPS stock award plans will accelerate under the change in control provisions relating to those grants. The charge to compensation expense that will be recorded upon the consummation of the merger relating to those grants is approximately $38 million, if measured based on a July 1, 2013 closing date. The unaudited pro forma condensed combined financial statements reflect this additional compensation expense as an increase to personnel costs of $38 million, net of estimated tax effect of $14 million for the year ended December 31, 2012. Actual stock compensation expense for the six months ended June 30, 2013, has been eliminated in the Pro Forma Condensed Combined Statements of Earnings (Note 6, item (q)).

3. Accounting Policies

Upon consummation of the merger, FNF will review LPS’ accounting policies. As a result of that review, it may become necessary to adjust the combined entity’s financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the merger of FNF and LPS:

	Conversion Calculation	Estimated Fair Value	Form of Consideration
	(In millions, except per share amounts)
Number of shares of LPS common stock outstanding as of August 31, 2013 (87,017,046)	87
Number of shares of LPS stock options expected to vest and be exchanged for the merger consideration (1,054,408)	1
FNF common stock (b)	17	$427	FNF common stock
Cash consideration of $28.40 per share of LPS common stock		2,501	Cash

Estimate of consideration expected to be transferred (a)	$33.25	$2,928

(a)	The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is consummated. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $33.25 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. For example, a 10% change in the estimated consideration transferred would be an increase or decrease of approximately $292.8 million in the consideration transferred. FNF’s common stock has traded within a range of $27.17-$21.99 since the announcement of the merger agreement.

5. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by FNF in the merger, reconciled to the estimate of consideration expected to be transferred:

(In millions)
Book value of LPS net assets acquired at June 30, 2013	$611
Adjusted for:
Elimination of existing goodwill, capitalized software, capitalized debt issuance costs and other intangible assets	(1,410)

Adjusted book value of net assets acquired	$(799)
Adjustments to:
Other identifiable intangible assets (I)	$1,310
Capitalized software (I)	460
Prepaid and other assets	(39)
Accounts payable and other accrued liabilities	5
Deferred revenues	41
Deferred income taxes (II)	(431)
Long-term debt	(48)
Goodwill (III)	2,429

Estimate of consideration expected to be transferred	$2,928

(I)	As of the effective time of the merger, identifiable intangible assets, including capitalized software, are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of identifiable intangible assets will be determined using the “income method,” which starts with a preliminary forecast of all the expected future net cash flows. At this time, FNF does not have sufficient information as to the amount, timing and risk of cash flows of intangible assets to conclude on the value of the identified intangible assets, and as a result amounts shown above are subject to change.

(II)	As of the effective date of the merger, FNF will provide deferred taxes and other tax adjustments as part of the accounting for the merger, primarily related to the estimated fair value adjustments for acquired intangibles (Note 6., items (h) and (i)).

(III)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

6. Pro Forma Adjustments

This note should be read in conjunction with other notes in the unaudited pro forma condensed combined financial statements. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a) To record the estimated cash sources and uses to fund the acquisition of LPS as well as estimated transaction costs of $68 million, the proceeds from THL as a result of the sale of a minority interest in BKFS, and $468 million to fund the retirement of the LPS Term A Loan.

(In millions)
Cash sources:
New FNF Term Loan A	$1,100
Amount drawn on New FNF Revolving Credit Facility	300
Proceeds from Bridge Loan Financing	800
Proceeds from common stock offering	386
Proceeds from sale of 35% of BKFS to THL	701
Cash uses:
Cash consideration	(2,501)
Repayment of Bridge Loan Financing	(800)
Repayment of LPS’ outstanding Term A Loan	(468)
Estimated transaction costs, net of amounts reimbursed by THL	(55)

Total	$(537)

(b)	To adjust goodwill to an estimate of acquisition-date fair value, as follows:

(In millions)
Eliminate LPS historical goodwill	$(1,109)
Estimated transaction goodwill	2,429

Total	$1,320

(c)	To eliminate LPS’ deferred contract costs, which have no continuing benefit to the combined entity.

(d)	To adjust capitalized software to an estimate of acquisition-date fair value, as follows:

(In millions)
Eliminate LPS historical capitalized software	$(262)
Estimated transaction capitalized software	460

Total	$198

(e)	To adjust intangible assets to an estimate of fair value, as follows:

(In millions)
Eliminate LPS other intangible assets	$(20)
Eliminate LPS deferred debt issue costs	(19)
Estimated new debt issue costs	17
Estimated fair value of intangible assets acquired – customer relationships	860
Estimated fair value of intangible assets acquired – trade names	450

$1,288

(f)	To eliminate LPS’ interest rate swap liability, which will be terminated upon extinguishment of the related LPS $468 million Term A Loan.

(g)	To record the net change in long-term debt as follows:

(In millions)
Increase LPS senior unsecured debt to fair value based on a current market rate of 108%	$48
Repay LPS’ outstanding Term A Loan (1)	(468)
New FNF long-term borrowings (1)	1,400

$980

(1)

FNF intends to use a majority of the proceeds from new debt instruments to pay a portion of the aggregate merger consideration and the related costs, fees and expenses. The new debt instruments connected with the merger could take any of several forms or any combination of them, including but not limited to the following: (i) FNF may issue and sell senior notes in the public and/or private capital markets; (ii) FNF may borrow up to $1.1 billion under a new senior unsecured delayed draw term loan facility, which would be provided pursuant to the term loan credit agreement dated as of July 11, 2013 among FNF, Bank of America, N.A. as administrative agent and the financial institutions party thereto, which FNF expects to amend to permit indebtedness to be incurred under the bridge facility, and (iii) FNF may borrow under its third amended and restated revolving credit facility. On June 25, 2013, FNF entered into an amendment to amend and restate its existing $800 million second amended and restated credit agreement (the “existing credit agreement”), dated as of April 16, 2012 with Bank of America, N.A., as administrative agent (in such capacity, the “administrative agent”), and the other agents party thereto (the “restated credit agreement”). FNF expects to enter into an additional amendment to the restated credit agreement to permit indebtedness to be incurred under the bridge facility. Among other changes, the restated credit agreement amends the existing credit agreement to permit FNF to make a borrowing under the restated credit agreement to finance a portion of the acquisition of LPS on a “limited conditionality” basis, incorporates other technical changes to permit FNF to enter into the acquisition and extends the maturity of the existing credit agreement. Revolving loans under the credit facility generally bear interest at a variable rate based on either (i) the base rate (which is the highest of (a) one-half of one percent in excess of the federal funds rate, (b) the administrative agent’s “prime rate”, or (c) the sum of one percent plus one-month LIBOR) plus the applicable margin depending on the senior unsecured long-term debt ratings of FNF or (ii) LIBOR plus the applicable margin depending on the senior unsecured long-term debt ratings of FNF. At the current Moody’s and Standard & Poor’s senior unsecured long-term debt ratings of Baa3/BBB-, respectively, the applicable margin for revolving loans subject to LIBOR is 145 basis points.

FNF expects to enter into a debt financing commitment letter (the “Bridge Commitment Letter”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. The Bridge Commitment Letter will provide for an $800 million bridge facility. Pursuant to the Bridge Commitment Letter, we will enter into a promissory note with the bridge facility lenders on the funding date of the Bridge Facility that will include the terms of the bridge facility and will incorporate applicable terms from the term loan facility, as amended by the amendment discussed above. The proceeds of the loans under the bridge facility will be used to fund, in part, the cash consideration for the merger and pay certain costs, fees and expenses in connection with the merger. Funding under the bridge facility is conditioned on entry into the amendment to the term loan and the additional amendment to the revolving credit facility discussed above.

The remainder of the proceeds will be used to repay LPS’ outstanding Term A Loan.

FNF projects a net increase to pro forma interest expense of $36 million per year (or approximately $8 million per quarter) as a result of the new debt instruments and a reduction of $14 million per year (or approximately $3 million per quarter) as a result of retiring the LPS Term A Loan.

(h)	To reduce LPS’ deferred revenues to estimated fair value. Certain revenues are deferred for accounting purposes but require minimal or no future incremental direct costs in order to be recognized. The net effect is a 50% reduction to total LPS deferred revenues, or $41 million as of June 30, 2013.

(i)	To record the tax effect of $14 million, which was calculated using a 35% statutory income tax rate, on the net estimated acquisition-transaction costs of $55 million, net of capitalized debt issuance costs of $17 million and amounts directly reimbursed by THL.

(j)	To record the estimated impact on deferred income taxes of fair value pro forma adjustments, as follows:

(In millions)
Capitalized software	$198
Other intangible assets	1,271
Prepaid and other assets	(39)
Deferred revenue	41
Long-term debt	(48)
Reverse historical LPS deferred tax asset on other intangible assets	(289)

$1,134
FNF estimated blended tax rate	38%

$431

(k)	To eliminate LPS additional paid-in capital and to record the stock portion of the acquisition consideration at fair value less par, as follows:

(In millions)
Eliminate LPS additional paid in capital	$(245)
Proceeds from common stock offering	386
Issuance of FNF common stock as merger consideration	427

$568

(l)	To eliminate LPS’ retained earnings, and to record estimated non-recurring costs of FNF for acquisition-related transaction costs, as follows:

(In millions)
Eliminate LPS retained earnings	$(751)
Estimated $55 million acquisition-related transaction costs, assumed to be non-recurring, excluding capitalized debt issuance costs of $17 million, net of tax	(24)

$(775)

(m)	To eliminate LPS’ treasury stock and accumulated other comprehensive loss.

(n)	To eliminate operating revenue and expense activity between FNF and LPS, including the following items:

	Six Months Ended June 30, 2013	Year Ended December 31, 2012
	(In millions)
Direct title insurance premiums (1)	$—	$2
Agency title insurance premiums (1)	(2)	(16)
Escrow, title-related and other fees (2)	(17)	(35)

Revenue eliminations	(19)	(49)

Agent commissions (1)	(2)	(14)
Other operating expenses (2)	(17)	(35)

Expense eliminations	$(19)	$(49)

(1)	The adjustments to Direct title insurance premiums, Agency title insurance premiums and Agent commissions result from title revenue generated by LPS as a third party agent of FNF, which was recorded as title premiums on LPS’ historical financial statements and was recorded as Agency title premiums and the corresponding Agent commission paid to LPS by FNF on FNF’s historical financial statements. In the unaudited pro forma condensed combined financial statements, amounts are presented as if LPS was operating as an affiliated agent of FNF.
(2)	The adjustments to Escrow, title-related and other fees as well as other operating expenses include reversing amounts paid by LPS to FNF for title plant access, amounts paid by LPS to FNF for certain corporate services including corporate aircraft usage, and license fees paid by FNF to LPS for an LPS software product.

(o)	To reverse $3 million of impairments on capitalized software recorded by LPS during the year ended December 31, 2012.

(p)	To record the following adjustments to personnel cost:

	Six Months Ended June 30, 2013	Year Ended December 31, 2012
	(In millions)
Reverse share-based compensation recorded by LPS	$(14)	$(26)
Record estimated expense related to acceleration of LPS unvested share-based compensation at the acquisition date as a result of the change in control	—	38

	$(14)	$12

(q)	To reverse $3 million of transaction costs incurred by FNF and $3 million of transaction costs incurred by LPS during the six months ending June 30, 2013, related to the merger.

(r)	To record the following adjustments to depreciation and amortization:

	Six Months Ended June 30, 2013	Year Ended December 31, 2012
	(In millions)
Estimated LPS other intangible asset and capitalized software amortization based on estimated fair value	$90	$180
Reverse amortization of LPS intangible assets and capitalized software eliminated in purchase accounting	(36)	(65)

	$54	$115

The assumed life for the other intangible assets is 12 years and amortization is estimated using the accelerated, pattern-of-benefit amortization method, resulting in amortization for the first 5 years as follows:

(In millions)
Year 1	$134
Year 2	140
Year 3	113
Year 4	102
Year 5	90

The assumed life for the capitalized software assets is 10 years, resulting in estimated amortization of $46 million per year.

(s)	To record the following adjustments to interest expense:

	Six Months Ended June 30, 2013	Year Ended December 31, 2012
	(In millions)
Eliminate amortization of debt issuance costs recorded by LPS	$(2)	$(12)
Eliminate interest expense related to LPS interest rate swaps	(2)	(4)
Estimated amortization of new debt issue costs of $15 million	2	3
Eliminate interest on LPS’ outstanding Term A Loan which will be repaid as part of the merger	(6)	(14)
Estimated interest on new FNF borrowings	15	36

	$7	$9

(t)	To record the tax effect of the pro forma revenue and expense adjustments based on an estimated tax rate of 38% for the six-month period ended June 30, 2013 and for the year ended December 31, 2012.

(u)	To reverse the $8 million gain, net of tax of $5 million, on the sale of SoftPro by LPS to FNF recognized in the year ended December 31, 2012 by LPS.

(v)	To record the adjustments to noncontrolling interest and net earnings attributable to noncontrolling interest ownership of THL subsequent to the merger as follows:

Six Months Ended June 30, 2013
Increase in Noncontrolling interest due to THL’s minority ownership of BKFS	$701

	Six Months Ended June 30, 2013	Year Ended December 31, 2012
Adjustment to Net earnings attributable to noncontrolling interests on historical net earnings of legacy LPS, based on THL’s pro forma ownership of BKFS	$26	$20
Adjustment to Net earnings attributable to noncontrolling interests on historical net earnings of ServiceLink, based on THL’s pro forma ownership of BKFS	21	21
Adjustment to Net earnings attributable to noncontrolling interests on pro forma revenue and expense adjustments, net of tax, based on THL’s minority ownership of BKFS	(22)	(42)

Total adjustment to noncontrolling interest expense	$25	$(1)

(w)	The adjustment to weighted average shares outstanding — basic and diluted is calculated as follows (in millions):

	Six Months June 30, 2013	Year Ended December 31, 2012
Eliminate LPS shares	(85)	(85)
FNF common shares issued in October 2013 offering (1)	16	16
FNF common shares issued as consideration for acquisition of LPS (1)	17	17

	(52)	(52)

(1)	Based on the reference price of $25.489

The unaudited pro forma combined basic and diluted earnings per share for the periods presented are based on the combined basic and diluted weighted-average shares outstanding. The historical basic and diluted weighted average shares of LPS were assumed to be replaced by the shares expected to be issued by FNF in the merger.

Certain non-recurring or infrequent items are included in the historical results of LPS and FNF for the year ended December 31, 2012. During 2012, in Realized gains and losses, net, FNF recognized a pre-tax gain of $151 million on the consolidation of its Restaurant group and Remy, investments for which FNF previously held a minority interest, but acquired a controlling interest during 2012. FNF also recognized a $49 million pre-tax bargain purchase gain on the purchase of O’Charley’s, Inc in Realized gains and losses, net. During 2012, LPS incurred pre-tax exit and disposal costs of $11 million which were unrelated to discontinued operations. During 2012, LPS incurred pre-tax legal and regulatory contingency charges of $192 million for estimated settlement and third-party legal expenses related to various ongoing legal and regulatory matters, including those related to inquiries made by governmental agencies and claims made by civil litigants concerning various past business practices in its default operations. These charges are included within Other operating expenses.

The unaudited pro forma condensed combined financial statements do not reflect the anticipated possible realization of annual cost savings of $100 million. These savings are expected to be derived from infrastructure consolidation, overhead redundancies, product portfolio rationalization and supplier rationalization. There can be no assurance that these cost savings will be achieved. In connection with elimination of overhead redundancies and rationalization, certain change-in-control and severance payments may be made in connection with the merger. The unaudited pro forma condensed combined financial statements do not reflect these charges. The unaudited pro forma condensed combined financial statements do not reflect estimated merger-related restructuring charges associated with the expected cost savings, which will be expensed as incurred.

The unaudited pro forma condensed combined financial statements do not present a combined dividend per share amount.